UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2007

ENTERPRISE INFORMATICS INC.
(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100	92121
San Diego, California	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (858) 625-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 22, 2007, the Registrant and ERP2 Holdings, LLC, a Delaware limited liability company (“ERP2”), entered into a letter agreement (the “Agreement”) by which ERP2 agreed to forbear from seeking repayment of two demand notes payable to it (the “Notes”) prior to December 21, 2007 and the Registrant, in exchange, agreed to (i) pay a forbearance fee of $25,000 to ERP2 or its designees not later than October 24, 2007 and (ii) reimburse ERP2 for expenses, including legal fees, incurred by it in connection with a due diligence process to be commenced immediately in an amount up to $25,000.

The Agreement indicates that the above-referenced due diligence process will enable ERP2 to develop a proposal to provide additional financing to the Registrant, including a long-term refinancing of the Notes and provides that, pursuant such due diligence process, ERP2 will work with the Registrant to develop a financing proposal based on a detailed business plan and strategy for the Registrant.  ERP2 is not obligated under the Agreement to provide additional financing to the Registrant.

Each of the Notes bears interest at the rate of 10% per annum and is collateralized by a security interest in respect of all of the Registrant’s assets.  As of September 30, 2007, the balance owed on the Notes including interest was $676,138.  ERP2, but for its agreement to forbear from seeking repayment prior to December 21, 2007, would be entitled to call the Notes at any time.  The Registrant currently does not have cash sufficient to repay the full balance owed on the Notes.  In the event that ERP2 calls the Notes on or following December 21, 2007, the Registrant will be insolvent unless, as of the date on which repayment is due, it has been able to restructure its debt to ERP2, generate sufficient cash flow from its operations, or secure sufficient funds from the capital markets or lenders.  In addition, in such event, there can be no assurances that the Registrant will obtain additional financing from ERP2 or any other party or that the amount of any financing it does obtain will be sufficient to repay the Notes or satisfy its working capital requirements.  Any such financing may involve the issuance of additional securities that are senior to and/or convertible into the Registrant’s common stock and may result in significant dilution to the existing holders of the Registrant’s common stock.

ERP2 is the beneficial owner of shares of the Registrant’s common stock and Series F Convertible Preferred Stock that, in the aggregate, represent 56% of the voting power of the voting securities of the Registrant and is entitled to elect a majority of the board of directors of the Registrant.  As reported in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 16, 2007, on October 10, 2007, ERP2 purchased such shares of the Registrant’s capital stock, together with the Notes and certain contract rights and other interests associated with such shares and the Notes, from Spescom Limited, a South African corporation, and its wholly owned subsidiary, Spescom Ltd., a United Kingdom corporation (collectively “Spescom”).

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 22, 2007, the board of directors of the Registrant (the “Board”) elected Richard Shorten and Kyong K. "Steve" Lee as directors to fill the two existing vacancies on the Board.  Those vacancies had resulted from the resignations from the Board of James P. Myers and Hilton Isaacman, which occurred concurrently with and in connection with ERP2’s purchase from Spescom on October 10, 2007 of certain shares of the Registrant’s capital stock, the Notes, and certain rights and other interests associated with such shares and the Notes (the “Transaction”).  As part of the Transaction, ERP2 acquired rights pursuant to which the Registrant is obligated to include two nominees of ERP2 in management’s slate of nominees to be elected to the Board and recommend to its shareholders the election of such nominees for as long as ERP2 continues to satisfy a requirement relating to its ownership of shares of the Registrant’s common stock.  In addition, in connection with the Transaction, ERP2 proposed to the Board that the Board elect Mr. Shorten and Mr. Lee to fill the vacancies resulting from the resignations of Mr. Myers and Mr. Isaacman.  Each of Mr. Shorten and Mr. Lee is a member of ERP2 and, as a member, may be entitled to receive certain payments upon distributions to members.  The Registrant expects that each of Mr. Shorten and Mr. Lee will be named to one or more committees of the Board.  The particular committee or committees of the Board to which Mr. Shorten and Mr. Lee will be named, if any, have not been determined.  Certain information set forth in this paragraph and additional information regarding the Transaction was reported in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 16, 2007.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit                                Description

10.1	Letter agreement between Enterprise Informatics Inc. and ERP2 Holdings, LLC, dated October 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 26, 2007

ENTERPRISE INFORMATICS INC.

By:	/s/ John W. Low
John W. Low
Chief Financial Officer